Filed pursuant to Rule 424(b)(5)

File No. 333-294801

Prospectus SUPPLEMENT

(To Prospectus dated April 7, 2026)

CPI AEROSTRUCTURES, INC.

Up to $17,000,000 of Shares of Common Stock

We have entered into an At The Market Offering Agreement (the “sales agreement”), with Craig-Hallum Capital Group LLC (“Craig-Hallum” or the “Agent”) acting as sales agent, on March 31, 2026, relating to the sale of shares of our common stock, par value $0.001 per share, offered pursuant to this prospectus supplement and the accompanying prospectus. In accordance with the terms of the sales agreement, pursuant to this prospectus supplement and accompanying prospectus, we may offer and sell shares of our common stock having an aggregate offering price of up to $17,000,000 from time to time through Craig-Hallum.

Our common stock is listed on NYSE American under the symbol “CVU.” On March 26, 2026, the last reported sale price of our common stock on NYSE American was $4.19 per share.

As of the date of this prospectus supplement, the aggregate market value of our outstanding common stock held by non-affiliates, or our public float, was approximately $57,978,205, based on 11,978,969 outstanding shares of common stock held by non-affiliates and a per share price of $4.84, the closing price of our common stock on March 4, 2026, which is the highest closing sale price of our common stock on NYSE American within the prior 60 days. We have not sold any securities pursuant to General Instruction I.B.6. of Form S-3 during the prior 12 calendar month period that ends on and includes the date of this prospectus.

Sales of our common stock, if any, under this prospectus supplement and the accompanying prospectus may be made in sales deemed to be “at the market offerings” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), including, without limitation, sales made directly on or through NYSE American, or any other existing trading market in the United States for our shares of common stock, sales made to or through a market maker other than on an exchange or otherwise, directly to Craig-Hallum as principal, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices and/or in any other method permitted by law. The Agent will act as a sales agent on a best efforts basis using commercially reasonable efforts consistent with its normal trading and sales practices, on the terms set forth in the sales agreement. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

The compensation to the Agent for sales of common stock sold pursuant to the sales agreement is an amount equal to up to 3.0% of the gross proceeds from the sales hereunder. In connection with the sale of the common stock on our behalf, the Agent will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of the Agent will be deemed to be underwriting commissions or discounts. See “Plan of Distribution” beginning on page S-5 for additional information regarding the compensation to be paid to the Agent. We have also agreed to provide indemnification and contribution to the Agent with respect to certain liabilities, including liabilities under the Securities Act.

We are a smaller reporting company under Rule 405 of the Securities Act and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus, the documents incorporated by reference herein and future filings.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-3 of this prospectus supplement and similar sections of the documents incorporated by reference into this prospectus supplement for a discussion of information that you should consider in connection with an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Craig-Hallum

The date of this prospectus supplement is April 14, 2026.

S-i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties and are based on our current expectations and assumptions regarding future events. Actual results and developments may differ materially from those expressed in or implied by these forward-looking statements as a result of various factors, including the risks and uncertainties described under “Risk Factors” in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference herein and therein. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the documents that we have filed with the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents and reports filed from time to time with the SEC.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in the base prospectus included in the shelf registration statement in one or more offerings up to the aggregate offering amount registered under the registration statement.

This prospectus supplement provides specific details regarding this offering of shares of our common stock having an aggregate offering price of up to $17,000,000. The shares of our common stock having an aggregate offering price of up to $17,000,000 that may be offered, issued and sold under this prospectus supplement and the accompanying prospectus are included in the $30,000,000 aggregate offering amount of securities that may be offered, issued and sold by us pursuant to our shelf registration statement.

This prospectus is in two parts. The first part is the accompanying base prospectus, including the documents incorporated by reference therein, which provides more general information, some of which may not apply to this offering. The second part is this prospectus supplement, which describes the specific terms of the securities we are offering. This prospectus supplement and the information incorporated by reference herein may add to, update or change information contained in, or incorporated by reference into, the accompanying base prospectus. Generally, when we refer to “this prospectus,” we are referring to both this prospectus supplement and the accompanying base prospectus, taken together. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying base prospectus or in any document incorporated by reference therein that was filed with the SEC before the date of this prospectus supplement, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date, including a document incorporated by reference in this prospectus supplement or the accompanying base prospectus, the statement in the document having the later date will modify or supersede the earlier statement.

Before buying any of our shares of common stock that we are offering, we urge you to carefully read this prospectus supplement, together with the information incorporated by reference as described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement. These documents contain important information that you should consider when making your investment decision.

You should rely only on the information we have provided or incorporated by reference in this prospectus supplement, accompanying prospectus, and any related free writing prospectus. We have not, and the Agent has not authorized anyone to provide you with different information.  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement, the accompanying prospectus or any related free writing prospectus.

Neither the delivery of this prospectus supplement nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus supplement. You should assume that the information in this prospectus supplement, the related base prospectus or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement, the related base prospectus or any related free writing prospectus, or any sale of common stock.

S-ii

This prospectus supplement contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents.  Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus supplement is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information”.

In this prospectus supplement, unless the context otherwise requires, references to “we”, “us”, “our” or similar terms, as well as references to “CVU” or the “Company”, refer to CPI Aerostructures, Inc.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary provides a general overview of selected information and does not contain all of the information you should consider before buying our common stock. Before you decide to invest in our common stock, you should read the entire prospectus supplement and the accompanying prospectus carefully, including the risk factors and the financial statements and related notes and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Company Overview

We are a manufacturer of structural assemblies, integrated systems and kitted components for the domestic and international aerospace and defense markets. Our products are used in the production and refurbishment of fixed wing aircraft, helicopters, electronic warfare systems, intelligence, surveillance and reconnaissance systems, missiles, autonomous systems and other aerospace and defense platforms. Our capabilities include aircraft structural assemblies, airborne pod structures and integrated systems, which represent an important component of our overall manufacturing activities, as well as engine air inlets and other complex manufactured products.

We act as a prime contractor to the U.S. Department of Defense on certain programs and as a Tier 1 supplier to original equipment manufacturers, as well as a Tier 2 supplier to other aerospace and defense contractors, and provide manufacturing engineering, program management, supply chain management and kitting, and maintenance, repair and overhaul services in support of both new production and sustainment activities. Our products are used in both national security and commercial aerospace markets.

We have over 45 years of experience supporting aerospace and defense programs, and a substantial portion of our revenue is derived from long-term programs with leading aerospace and defense contractors and U.S. government agencies. At December 31, 2025, our total backlog was approximately $505 million, including approximately $92 million of funded backlog and approximately $413 million of unfunded backlog, a significant portion of which relates to long-term aerospace and defense programs, primarily related to U.S. government programs.1

Corporate Information

We were incorporated in New York on January 5, 1980. Our business address is 91 Heartland Blvd., Edgewood, New York, 11717, and our telephone number is (631) 586-5200. Our corporate website is www.cpiaero.com. The information contained on, or that can be accessed through, our corporate website is not incorporated by reference into this prospectus, and you should not consider information on our corporate website to be part of this prospectus or in deciding whether to purchase our securities.

THE OFFERING

 The following summary contains the principal terms of this offering. The summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus.

Common stock offered by us in this offering	Up to $17,000,000 aggregate offering price of shares of our common stock, par value $0.001 per share. Because our public float is less than $75.0 million, we are subject to the limitations of General Instruction I.B.6 of Form S-3, which limits the aggregate market value of securities that we may sell in public primary offerings during any 12-month period to no more than one-third of our public float. Accordingly, we may not sell shares under this prospectus supplement and the accompanying prospectus in excess of the amount permitted by General Instruction I.B.6 during any 12-month period.
Manner of offering	Sales of shares of our common stock, if any, will be made in sales deemed to be “at the market offerings” as defined in Rule 415(a)(4) under the Securities Act of 1933, as amended (the “Securities Act”). The Agent will act as sales agent on a best efforts basis using commercially reasonable efforts consistent with its normal trading and sales practices, on the terms set forth in the sales agreement. See “Plan of Distribution.”

1 Backlog is subject to risks and uncertainties, including contract modifications, cancellations, funding availability and the timing of work performance, and may not result in revenue in any particular period or at all.

Use of proceeds	We intend to use the net proceeds from this offering for working capital and general corporate purposes. See “Use of Proceeds.”
NYSE American Symbol	“CVU”
Risk Factors	See “Risk Factors” beginning on page S-3 and in the reports we file with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, incorporated by reference in this prospectus supplement and the accompanying prospectus, to read about factors you should consider before buying shares of our common stock.

The number of shares of common stock outstanding prior to this offering is based on 13,209,669 shares of common stock outstanding on March 26, 2026, which excludes 128,786 shares of common stock issuable pursuant to restricted stock units granted on January 15, 2026, which vest on January 15, 2027 and 205,503 shares of common stock outstanding that are subject to forfeiture pursuant to performance and time-based vesting provisions.

Because there is no minimum offering amount required as a condition of the offering under the sales agreement, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. The actual number of shares of our common stock that will be issued pursuant to this offering will vary depending on the sales price under this offering.

RISK FACTORS

An investment in our common stock involves a high degree of risk and uncertainty. In addition to the other information included or incorporated by reference in this prospectus supplement and the accompanying base prospectus, you should carefully consider the risk factors described under “Risks Related to Our Common Stock and to Securities We May Offer” in the accompanying base prospectus and in our most recent Annual Report on Form 10-K, as well as in any subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we file after the date of this prospectus supplement, each of which is incorporated by reference herein. These risks may be amended, supplemented or superseded from time to time by other reports we file with the SEC and by the additional risk factors included in this prospectus supplement. The risks described are not the only risks facing our Company, and additional risks not presently known to us or that we currently deem immaterial may also adversely affect our business, results of operations or financial condition. If any of these risks actually occur, the trading price of our common stock could decline, and you could lose all or part of your investment. In evaluating an investment in our common stock, you should also review carefully the other information included or incorporated by reference in this prospectus supplement and the accompanying base prospectus.

Risks Related to This Offering

You may experience immediate dilution in the net tangible book value per share of the common stock you purchase in this offering.

Because the price per share of our common stock sold in this offering may be higher than the net tangible book value per share of our common stock, investors purchasing shares of common stock in this offering may incur immediate dilution in the net tangible book value of the shares they purchase. Based on the assumed public offering price of $4.19 per share (the closing sale price of our common stock on NYSE American on March 26, 2026), and assuming we sell shares of our common stock having an aggregate offering price equal to the $17,000,000 maximum aggregate offering price of common stock that may be offered, issued and sold under this prospectus supplement, after deducting commissions and estimated offering expenses payable by us, investors purchasing shares in this offering would experience immediate dilution of $1.85 per share. See “Dilution” for a detailed discussion of the calculation of net tangible book value per share and the dilution you will experience in connection with this offering.

Sales of our common stock under the sales agreement will dilute existing shareholders and may depress the market price of our common stock.

Sales of our common stock made pursuant to the sales agreement will increase the number of outstanding shares and may dilute the ownership interests of existing shareholders. The issuance of shares in this offering also may adversely affect the market price of our common stock. The actual amount of dilution that you will experience will depend on the number of shares sold in this offering, the prices at which such shares are sold and the use of proceeds from such sales.

The Agent is not required to sell any specific amount of common stock, and our ability to raise proceeds under the sales agreement will be limited by market conditions and other factors.

Under the sales agreement, the Agent will act on a commercially reasonable efforts basis and is not obligated to purchase any shares of our common stock as principal. We may sell shares only when we deliver a placement notice to the Agent, and there can be no assurance as to the number of shares, if any, that will be sold pursuant to the sales agreement. The amount of proceeds we may raise will depend on a variety of factors, including market conditions, the trading price of our common stock, the demand for our shares, and the limits we set in any applicable placement notice. As a result, we may not be able to access the full value of the offering program.

It is not possible to predict the actual number of shares we will issue under the sales agreement, or the aggregate proceeds we will receive from sales made under the sales agreement.

Because sales of our common stock pursuant to the sales agreement, if any, will be made at market prices prevailing at the time of sale, the prices at which shares are sold will vary. As a result, the number of shares that we sell and the total proceeds received in this offering, if any, will depend on a number of factors, including market conditions, the timing of sales, the limits we set with the Agent and the level of investor interest.

Investors who buy shares at different times will likely pay different prices and may experience different levels of dilution and outcomes in their investment results.

The shares of common stock sold pursuant to the sales agreement will be sold at market prices prevailing at the time of sale. Accordingly, investors may pay different prices for shares purchased at different times during this offering, and the dilution experienced by each investor may vary. Investors may also experience a decline in the value of their shares as a result of sales made at prices lower than the prices they paid.

Sales of our common stock in this offering, or the perception that such sales could occur, may adversely affect the market price of our common stock.

The issuance and sale of our common stock under the sales agreement, or the perception that such sales could occur, may cause the market price of our common stock to decline. These sales also may make it more difficult for us to sell additional equity or equity-linked securities in the future at a time and at a price that we deem appropriate.

You may experience future dilution as a result of future equity offerings or other equity issuances.

We cannot assure you that we will not need to raise substantial capital in addition to the amounts we may raise in this offering. In order to raise such capital, we may in the future offer and issue additional shares of our common stock or other securities convertible into or exchangeable for shares of our common stock. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering from time to time, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders. The price per share at which we sell additional common stock or other securities convertible into or exchangeable for our common stock in future transactions may be higher or lower than the price per share in this offering

USE OF PROCEEDS

We may issue and sell shares of our common stock having an aggregate offering price of up to $17,000,000 from time to time under this prospectus supplement and the accompanying prospectus. Because there is no minimum offering amount required under the sales agreement, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. There can be no assurance that we will sell any shares under or fully utilize the sales agreement as a source of financing.

We intend to use the net proceeds from the sale of our common stock for working capital and for general corporate purposes.

The amounts and timing of our actual expenditures will depend on numerous factors, including the factors described under “Risk Factors” in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference herein and therein, as well as the amount of cash used in our operations. We may find it necessary or advisable to use the net proceeds for other purposes. Pending the application of such proceeds, we expect to invest the proceeds in short-term, interest bearing, investment-grade marketable securities or money market obligations.

We cannot guarantee that we will receive any proceeds in connection with this offering because we may be unable or choose not to issue and sell any securities covered by this prospectus. We may raise additional capital through additional public or private financings, the incurrence of debt and other available sources.

DILUTION

The difference between the price at which shares of our common stock are sold in this offering and the as-adjusted net tangible book value per share after this offering may result in dilution to investors purchasing shares in this offering. Net tangible book value per share equals our total tangible assets minus total liabilities, divided by the number of outstanding shares of our common stock.

As of December 31, 2025, our net tangible book value was $24,023,320 or $1.83 per share.

On an as-adjusted basis as of December 31, 2025, our net tangible book value would have been $40,318,177, or $2.34 per share, after giving effect to the sale of shares of our common stock having an aggregate offering price of $17,000,000, which represents the maximum aggregate offering price of common stock that may be offered, issued and sold under this prospectus supplement, at an assumed price of $4.19 per share (the closing sale price of our common stock on NYSE American on March 26, 2026), and after deducting the Agent’s commissions and estimated offering expenses payable by us. This would represent an immediate increase in net tangible book value of $0.51 per share to existing shareholders and immediate dilution of $1.85 per share to investors purchasing shares in this offering.

The following table illustrates the dilution to the new investors on a per-share basis:

Public offering price	$4.19
Actual net tangible book value per share as of December 31, 2025	$1.83
Increase in net tangible book value per share attributable to new investors	$0.51
As adjusted net tangible book value per share after this offering	$2.34
Dilution to new investors	$1.85

The table above assumes, for illustrative purposes, that shares of our common stock having an aggregate offering price of $17,000,000 are sold at a price of $4.19 per share (the closing sale price of our common stock on NYSE American on March 26, 2026), resulting in aggregate gross proceeds of $17,000,000. The assumed aggregate offering price of $17,000,000 represents the maximum aggregate offering price of common stock that may be offered, issued and sold under this prospectus supplement.

Shares of our common stock sold in this offering, if any, will be sold from time to time at market prices prevailing at the time of sale or at prices otherwise negotiated with the Agent. As a result, the actual number of shares sold, the aggregate proceeds raised and the resulting dilution to investors purchasing shares in this offering will vary.

The table and discussion above are based on 13,155,061 shares of common stock outstanding on December 31, 2025, and exclude 334,291 shares reserved for issuance under our equity incentive plans, of which 128,788 shares were issuable pursuant to unvested restricted stock units granted on January 15, 2026.

To the extent that new shares are issued under our equity incentive plans, or we issue additional shares of common stock in the future, there may be further dilution to investors participating in this offering. If we raise additional capital through the sale of equity or securities exercisable for or convertible into equity, the issuance of these securities could result in further dilution to our shareholders.

DIVIDEND POLICY

We have never declared or paid any cash dividends on shares of our common stock. We intend to retain our earnings, if any, to finance the growth and development of our business and do not expect to pay cash dividends or to make any other distributions in the near future. Our board of directors will review this policy from time to time having regard to our financing requirements, financial condition and other factors considered to be relevant.

DESCRIPTION OF SECURITIES WE ARE OFFERING

See “Description of Capital Stock – Common Stock” on page 5 of the accompanying prospectus for a description of our common stock. Our common stock is listed on NYSE American under the symbol “CVU.” On March 26, 2026, the last reported sale price of our common stock was $4.19.

PLAN OF DISTRIBUTION

We have entered into a sales agreement with Craig-Hallum under which we may issue and sell shares of our common stock from time to time through Craig-Hallum, acting as sales agent, in “at-the-market offerings” as defined in Rule 415(a)(4) under the Securities Act, including, without limitation, sales made directly on or through NYSE American, or any other existing trading market in the United States for our shares of common stock, sales made to or through a market maker other than on an exchange or otherwise, directly to Craig-Hallum as principal, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices and/or in any other method permitted by law. Notwithstanding the foregoing, we will not sell shares of our common stock under this prospectus supplement and the accompanying prospectus in excess of the amount permitted by General Instruction I.B.6 of Form S-3.

Each time we wish to issue and sell our common stock under the sales agreement through Craig-Hallum as sales agent, we will notify Craig-Hallum of the number or dollar value of shares to be issued, the dates on which such sales are anticipated to be made, any limitation on the number of shares that may be sold in one day, any minimum price below which sales may not be made and other customary sales parameters as we deem appropriate. Once we have so instructed Craig-Hallum, unless Craig-Hallum declines to accept the terms of the notice, Craig-Hallum has agreed to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such shares up to the amount specified on such terms. The obligations of Craig-Hallum under the sales agreement to sell our common stock are subject to a number of conditions that we must meet. We may instruct Craig-Hallum not to sell our common stock if the sales cannot be effected at or above the price designated by us in any such instruction. Craig-Hallum or we may suspend the offering of common stock upon proper notice to the other party and subject to other conditions. Craig-Hallum and we each have the right to terminate the sales agreement at any time upon notice to the other party as provided in the sales agreement.

We will pay Craig-Hallum commissions for its services in acting as sales agent at a commission rate of up to 3.0% of the gross proceeds from sales of shares of our common stock under the sales agreement. Because there is no minimum offering amount required under the sales agreement, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. We have also agreed to pay or reimburse Craig-Hallum for its reasonable accountable out-of-pocket expenses, including the fees and documented expenses of its legal counsel in an amount not to exceed $50,000 (plus up to $5,000 per quarter in connection with any registration statement or prospectus supplement relating to the at-the market offering with respect to updates for due diligence requirements), as well as FINRA filing fees. We estimate that the total expenses for the offering, excluding commissions and reimbursements payable to Craig-Hallum under the sales agreement, will be approximately $237,643 if we sold shares of our common stock having an aggregate offering price of $17,000,000.

Settlement for sales of shares of our common stock will generally occur on the first business day following the date on which a sale is made, or on such other settlement cycle as may be in effect pursuant to Rule 15c6-1 under the Exchange Act, unless otherwise agreed in accordance with the sales agreement, in return for payment of the net proceeds to us. Sales of our common stock as contemplated in this prospectus supplement and the accompanying prospectus will be settled through the facilities of The Depository Trust Company or by such other means as we and Craig-Hallum may agree upon. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

In connection with sales of our common stock pursuant to the sales agreement, Craig-Hallum will be deemed to be an underwriter within the meaning of the Securities Act, and the compensation paid to Craig-Hallum will be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to Craig-Hallum against certain liabilities, including liabilities under the Securities Act. Craig-Hallum will not engage in any transactions that stabilize our common stock in connection with this offering.

The offering of shares of our common stock pursuant to the sales agreement will terminate upon the earlier of (1) the issuance and sale of all shares of our common stock subject to the sales agreement; and (2) the termination of the sales agreement as permitted therein.

Our common stock is listed on NYSE American under the symbol “CVU.” The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company. Its address is One State Street, 30th floor, New York, NY 10004, and its telephone number is (212) 509-4000.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus supplement will be passed upon for us by Graubard Miller, New York, New York. Partners of Graubard Miller beneficially own, in the aggregate, less than 1% of our outstanding common stock. Craig-Hallum is being represented by Ellenoff Grossman & Schole LLP in connection with this offering.

 EXPERTS

The consolidated financial statements of CPI Aerostructures, Inc. and its subsidiaries as of December 31, 2025 and 2024 and for each of the two years in the period ended December 31, 2025, incorporated by reference in this prospectus supplement and the accompanying base prospectus from our Annual Report on Form 10-K for the year ended December 31, 2025, have been audited by CBIZ CPAs P.C., an independent registered public accounting firm, as to the year ended December 31, 2025, and by Marcum LLP, an independent registered public accounting firm, as to the year ended December 31, 2024, as stated in their respective reports incorporated by reference herein, and are included in reliance upon such reports given on the authority of such firms as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying base prospectus are part of a registration statement on Form S-3 that we have filed with the SEC. This prospectus supplement and the accompanying base prospectus do not contain all of the information set forth in the registration statement and its exhibits. For further information regarding us and the securities offered hereby, you should refer to the registration statement and its exhibits.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the SEC’s website at www.sec.gov.

Our SEC filings are also available on our website at www.cpiaero.com. The information contained on, or accessible through, our website is not incorporated by reference into this prospectus supplement or the accompanying base prospectus and should not be considered part of either.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus supplement and the accompanying base prospectus the information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying base prospectus, and any information that we subsequently file with the SEC and that is incorporated by reference herein will automatically update and supersede the information contained in this prospectus supplement and the accompanying base prospectus and in any document previously incorporated by reference herein.

This prospectus supplement incorporates by reference the documents incorporated by reference in the accompanying base prospectus and any additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of the accompanying base prospectus and prior to the termination of this offering.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any subsequently filed document that is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

Notwithstanding the foregoing, information furnished under Item 2.02 or Item 7.01 of Form 8-K, including any exhibits related thereto, shall not be deemed incorporated by reference unless expressly stated therein.

We will provide you with a copy of the documents incorporated by reference in this prospectus supplement and the accompanying base prospectus, without charge, upon written or oral request directed to Corporate Secretary, CPI Aerostructures, Inc., 91 Heartland Blvd., Edgewood, New York 11717, telephone number (631) 586-5200.

CPI AEROSTRUCTURES, INC.

Up to $17,000,000

of Shares of Common Stock

PROSPECTUS SUPPLEMENT

Craig-Hallum

April 14, 2026